Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the Effective Date between Cincinnati Bell Inc. (“Employer”) and Theodore H. Torbeck (“Employee”). For purposes of this Agreement, the “Effective Date” means the date this agreement is signed by Employee.
Employer and Employee agree as follows:
1.Employment. By this Agreement, Employer and Employee set forth the terms of Employer's employment of Employee on and after the Effective Date. Any prior agreements or understandings with respect to Employee's employment by Employer are canceled as of the Effective Date. Notwithstanding the preceding sentence, except as provided in Section 13 herein, all stock options, restricted shares and other long term incentive awards granted to Employee prior to the Effective Date, benefit plans in which Employee is eligible for participation and any Employer policies to which Employee is subject shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by this Agreement.
2.Term of Agreement. The term of this Agreement (the “Term”) initially shall be the one‑year period commencing on the Effective Date, unless earlier terminated in accordance with the terms of Section 13 herein. On the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Term of this Agreement automatically shall be extended for a period of one additional year, unless earlier terminated in accordance with the terms of Section 13 herein. Notwithstanding anything to the contrary contained in this Agreement, Sections 7, 8, 9, 10, 11 and 12 herein shall survive any termination of this Agreement and Employee's termination of employment hereunder.
3.Duties.
A.Employee will serve as Chief Executive Officer of Cincinnati Bell Inc. or in such other equivalent capacity as may be designated by Employer's Board of Directors. Employee will report to the Board of Directors of Employer.
B.Employee shall furnish such managerial, executive, financial, technical and other skills, advice and assistance in operating Employer and its Affiliates as Employer may reasonably request. Employee shall travel to such places as are necessary in the performance of Employee's duties. For purposes of this Agreement, “Affiliate” means each corporation or organization that is deemed to be a single employer with Employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., as part of a controlled group of corporations that includes Employer or under common control with Employer). Employee shall also perform such other duties, consistent with the provisions of Section 3.A., as are reasonably assigned to Employee by the Chairman of the Board of Employer.
C.Employee shall devote Employee's entire time, attention and energies to the business of Employer and its Affiliates. The words “entire time, attention and energies” are intended to mean that Employee shall devote Employee's full effort during reasonable working hours to the business of Employer and its Affiliates and shall devote at least 40 hours per week to the business of Employer and its Affiliates. The foregoing restrictions shall not limit or prohibit Employee from engaging in passive investment, inactive business ventures and community, charitable and social activities, provided that none of the foregoing interfere with Employee's performance of his duties and responsibilities under this Agreement.
4.Compensation.
A.Employee shall receive a base salary (the “Base Salary”) of at least $750,000 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.
B.In addition to the Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer's regular bonus payment policies, but in no event paid later than March 15th following the end of the applicable calendar year. Each year, Employee shall be given a Bonus target of not less than $750,000, subject to proration for a partial year. The Bonus target shall be established from time to time by Employer's Board of Directors. Any Bonus award to Employee shall be made under and subject to the terms and conditions of an annual incentive plan of the Employer.
C.On at least an annual basis, Employee shall receive a formal performance review and the Base Salary and/or Bonus target shall be reviewed and subject to adjustment at the discretion of Employer's Board of Directors.
5.Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee's duties to Employer shall be reimbursable in accordance with Employer's then current travel and expense policies.
6.Benefits.
A.While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of Employer, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.
B.Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee under any disability plans made available to Employee by Employer (“Disability Plans”).
C.In each year of this Agreement, Employee will be eligible to be considered for a grant of awards under Employer's 2007 Long Term Incentive Plan and/or any similar plan made available to employees of Employer.
7.Confidentiality. Employer and its Affiliates are engaged in the telecommunications industry within the U.S. Employee acknowledges that in the course of employment with the Employer, Employee will be entrusted with or obtain access to information proprietary to Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the “Information”): the organization and management of Employer and its Affiliates; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by Employer or its Affiliates; technical data, plans and specifications, and present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or customers or suppliers of Employer and its Affiliates. Employee may also be entrusted with and have access to Third Party Information. The term “Third Party Information” means confidential or trade secret information that Employer and its Affiliates may receive from third parties or information which is subject to a duty on the Employer's or its Affiliates' parts to maintain its confidentiality and to use it only for limited purposes. At all times during the Term and thereafter, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to disclose the

Information and Third Party Information to any person or organization except as required in the performance of Employee's duties for Employer, without the express written consent of Employer; provided that Employee's obligation of confidentiality shall not extend to any Information and Third Party Information which becomes generally available to the public other than as a result of disclosure by Employee.
8.New Developments. All ideas, inventions, discoveries, concepts, trade secrets, trademarks, service marks or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the Term, whether or not during working hours or on Employer's premises, which are within the scope of or related to the business operations of Employer or its Affiliates (“New Developments”), shall be and remain the exclusive property of Employer. Employee agrees that any New Developments which, within one year after the cessation of employment with Employer, are made, disclosed, reduced to a tangible or written form or description or are reduced to practice by Employee and which are based upon, utilize or incorporate Information shall, as between Employee and Employer, be presumed to have been made during Employee's employment by Employer. Employee further agrees that Employee will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto Employer premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
At all times during the Term and thereafter, Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer all of Employee's rights, title and interest in and to such New Developments and the execution of all documents required to enable Employer to file and obtain patents, trademarks, service marks and copyrights in the United States and foreign countries on any of such New Developments.
9.Surrender of Material Upon Termination. Employee hereby agrees that upon cessation of Employee's employment under this Agreement, for whatever reason and whether voluntary or involuntary, or upon the request of Employer at any time, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee's control that are the property of Employer or any of its Affiliates, including without any limitation all personal notes, drawings, manuals, documents, photographs or the like, including copies and derivatives thereof, and e-mails and other electronic and digital information of all types regardless of where or the type of device on which such materials may be stored by Employee, relating directly or indirectly to any Information, materials or New Developments, or relating directly or indirectly to the business of Employer or any of its Affiliates.
10.Remedies.
A.Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of Employee's employment and Employee's commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11 and 12 herein and to secure the enforcement of this Agreement.
B.Except as provided in Section 10.A., the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Employee's statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein “claim”), and each party waives all right to sue the other party. To the extent that Employee may have a non-waivable right to file or participate in a claim or charge, Employee agrees that, to the maximum extent permitted by law, he shall not obtain and waives any right or entitlement to obtain relief or damages (whether legal, monetary, equitable or other) from such non-waivable claim or charge.
(i)This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason, then Ohio Revised Code Chapter 271l regarding the enforceability of arbitration agreements and awards (without regard to Ohio's conflict of laws principles) will govern this Agreement and the arbitration award.
(ii)(a)    All of a party's claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.
(b)    The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement. In the event that any provisions of this Section 10 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 10 shall be modified as necessary to comply with AAA requirements.
(c)    Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee for which Employer has agreed to split on an equal basis.

(d)    The arbitrator will be selected from a panel of arbitrators chosen by the AAA. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(e)    Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

(f)    The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator's finding of fact and conclusions of law as to each such issue.

(g)    The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney's fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award front pay. The arbitrator may assess to either party, or split, the arbitrator's fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator's determination of the merits of each party's position, but each party will bear any cost for its witnesses and proof.

(h)    Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee's personnel file; (ii) if the claim is for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee's subsequent employment (including self-employment) and all documents relating to Employee's efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee's expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer will be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(i)    Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing, and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.
(j)    Arbitration must be requested in writing no later than 6 months from the date of the party's knowledge of the matter disputed by the claim. A party's failure to initiate arbitration within the time limits herein as to any claim subject to arbitration under this Agreement will be considered a waiver and release by that party with respect to such claim.

(k)    Employer and Employee consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction.

(l)    Except as provided in Section 10.A., neither party will commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(m)    All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by Employer pursuant to applicable law, rule or regulation to which Employer is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which Employer's securities are listed.

11.Covenant Not to Compete, No Interference; No Solicitation. For purposes of this Section 11 only, the term “Employer” shall mean, collectively, Employer and each of its Affiliates. At all times during the Term and during the two year period following cessation of Employee's employment with Employer for any reason, Employee will not engage in any business offering services related to the current business of Employer, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such position would involve Employee in any business activity in competition with Employer. This restriction will be limited to the geographical area where Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of Employer.
During the two year period following cessation of Employee's employment with Employer for any reason, Employee will not interfere with or adversely affect, either directly or indirectly, Employer's relationships with any person, firm, association, corporation or other entity which is known by Employee to be, or is included on any listing to which Employee had access during the course of employment, as a customer, client, supplier, consultant or employee of Employer and Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or to the benefit of any other person, firm, association, corporation or other entity.
During the two year period following cessation of Employee's employment with Employer for any reason, Employee shall not, without the prior written consent of Employer, accept employment, as an employee, consultant or otherwise, with any company or entity which is a supplier of Employer at any time during the final year of Employee's employment with Employer.

Employee will not, during or at any time within two year after the cessation of Employee's employment with Employer, induce or seek to induce any other employee of Employer to terminate his or her employment relationship with Employer.
Employee acknowledges and agrees that the covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration and, with respect to the covenants, restrictions, agreements and obligations set forth in this Section 11, are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 11 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Employee agrees that, in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable, Employee will join with Employer in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. After such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants. If any of the provisions of this Section 11 conflict with similar provisions in any other document or agreement related to Employee's employment with Employer, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Agreement and are enforceable under applicable law, those restrictions will apply.
12.Goodwill. In the course of employment with Employer, Employee will be entrusted with, have access to and obtain goodwill belonging to Employer and its Affiliates. Employee agrees not to use the goodwill for the benefit of any person or entity other than Employer and its Affiliates. During the Term and thereafter, Employee will not disparage Employer or any of its Affiliates in any way which could adversely affect the goodwill, reputation and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees, and Employer will not disparage Employee. Employee understands and agrees that Employer shall be entitled to make any such public disclosures as are required by applicable law, rule or regulation regarding Employee, including termination of Employee's employment with Employer, and that any public disclosures so made by Employer and other statements materially consistent with such public disclosures shall not be restricted in any manner by this Section 12.
13.Termination.
A.(i)    Employer or Employee may terminate this Agreement upon Employee's failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a “Terminating Disability”).
(ii)    If Employer or Employee elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.
(iii)    Upon termination of this Agreement on account of a Terminating Disability, Employer shall pay, in accordance with the Employer's payment policies that would have applied in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination. In the event of a Terminating Disability, Employer also shall provide Employee with disability benefits and all other benefits according to the provisions of the applicable Disability Plans and any other Employer benefit plans in which Employee is then participating. Furthermore, Employee shall continue to accrue service as an employee in accordance with the provisions of the applicable Disability Plans and pension plan(s), and for purposes of vesting under any outstanding incentive awards granted to Employee, as may be set forth in the applicable plan or related award letter.
(iv)    If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.
B.This Agreement terminates immediately and automatically on the death of Employee, provided, however, that, upon Employee's death, Employee's estate shall be paid, in accordance with the Employer's payment policies that would have applied in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise, the payment of which has been earned by Employee by the date of his death but is still unpaid as of the date of his death. Employee shall not be entitled to any other compensation (except as may otherwise be provided under the specific terms of any benefit plans maintained or awards granted by Employer).
C.Employer may terminate this Agreement immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate this Agreement only if Employer's Board of Directors determines that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of Employee. Upon termination for Cause, Employee shall receive, in accordance with the Employer's payment policies that would apply in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise, the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination. Employee shall not be entitled to any other compensation (except as may otherwise be provided under the specific terms of any benefit plans maintained or awards granted by Employer).
D.Employer may terminate this Agreement immediately, upon written notice to Employee for any reason other than those set forth in Sections 13.A., B. and C. herein, provided, however, that Employer shall have no right to terminate this Agreement under this Section 13.D. within one year after a Change in Control. In addition, Employee may terminate this Agreement immediately, upon written notice to Employer, as a result of a Constructive Termination, provided, however, that Employee shall have no right to terminate this Agreement under this Section 13.D. within one year after a Change in Control. In the event of a termination of this Agreement under this Section 13.D.:
(i)Employer shall pay, in accordance with the Employer's payment policies that would have applied in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise, the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination;
(ii)within five days after (and not before) the date which is six months after Employee's termination of employment with Employer, Employer shall pay Employee in a lump sum cash payment an amount equal to two (2.0) times Employee's annual Base Salary rate in effect at the time of the termination of this Agreement;
(iii)for purposes of any outstanding stock option issued by Employer to Employee, outstanding restricted stock issued by Employer to Employee or other outstanding incentive award granted by Employer to Employee, Employee's employment with Employer shall not be deemed to have terminated until the end of the Current Term;

(iv)if applicable, an amount equal to the sum of (a) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee's annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of this Agreement;
(v)if applicable, an amount equal to the sum of (a) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee's annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum within five days after (and not before) the date which is six months after Employee's termination of employment with Employer; and
(vi)for the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental and vision coverage that is substantially the same as (and subject to the terms and conditions of) the medical, dental and vision coverage provided the other executives of Employer under Employer's medical, dental and vision plans (with the cost of all such benefits shared between Employee and Employer on a basis comparable to the cost-sharing between Employer and other executives of Employer); provided, however, that with respect to any such coverage subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer may provide such coverage at its option by paying or reimbursing part of Employee's COBRA payments for such coverage. To the extent that Employee would have been eligible for any post-retirement medical, dental or vision coverage from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement coverage to Employee after the end of the Current Term.
E.This Agreement shall terminate automatically in the event and at the time that both there is a Change in Control and either (1) Employee elects to terminate his employment with Employer within one year after the Change in Control as a result of a Constructive Termination or (2) Employee's employment with Employer is actually terminated by Employer within one year after the Change in Control for any reason other than those set forth in Sections 13.A., B. and C. herein.
(i)In the event of a termination of this Agreement under this Section 13.E.:
(a)Employer shall pay, in accordance with the Employer's payment policies that would have applied in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise, the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination;
(b)within five days after (and not before) the date which is six months after Employee's termination of employment with Employer, Employer shall pay Employee in a lump sum cash payment an amount equal to the product obtained by multiplying (i) the sum of the annual Base Salary rate in effect at the time of the termination of this Agreement and the annual Bonus target in effect at the time of such termination by (ii) 2.99;

(c)all outstanding stock options and other incentive awards issued by Employer to Employee that are not vested and exercisable at the time of the termination of this Agreement shall become immediately vested and exercisable (and Employee shall be afforded the opportunity to exercise them until the earlier of (i) the latest date, determined in accordance with the terms of such stock options or awards, that would apply if such stock options or awards had become vested and exercisable immediately before the termination of this Agreement or (ii) the end of the Current Term) and the restrictions applicable to all outstanding restricted stock issued by Employer to Employee shall lapse upon the termination of this Agreement;
(d)an amount equal to the sum of (i) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (ii) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee's annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of this Agreement;
(e)an amount equal to the sum of (i) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if this Agreement had not terminated, plus (ii) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if this Agreement had not terminated prior to the end of the Current Term and if Employee's annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum within five days after (and not before) the date which is six months after Employee's termination of employment with Employer; and
(f)for the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental and vision coverage that is substantially the same as (and subject to the terms and conditions of) the medical, dental and vision coverage provided the other executives of Employer under Employer's medical, dental and vision plans (with the cost of all such benefits shared between Employee and Employer on a basis comparable to the cost-sharing between Employer and other executives of Employer); provided, however, that with respect to any such coverage subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer may provide such coverage at its option by paying or reimbursing part of Employee's COBRA payments for such coverage. To the extent that Employee would have been eligible for any post-retirement medical, dental or vision coverage from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement coverage to Employee after the end of the Current Term.
(ii)Notwithstanding the foregoing provisions of this Section 13.E., to the extent that the amounts payable under the foregoing provisions of this Section 13.E. in the aggregate would cause any excess parachute payment to be paid or accrued under Code Section 280G, the amounts payable under the foregoing provisions of this Section 13.E. shall be reduced so that no such excess parachute payment shall be paid or accrued. To the extent a reduction in the amounts payable under the foregoing provisions of this Section 13.E. is necessary, such reduction shall first be made from the amount payable under paragraph (i)(b) of this Section 13.E. and, to the extent still necessary, from the amounts payable under the other paragraphs of this Section 13.E. in the following order of priority: paragraph (i)(d), paragraph (i)(e), paragraph (i)(f) and, finally, paragraph (i)(c).

F.Employee may resign upon 60 days' prior written notice to Employer for a reason other than a Constructive Termination. In the event of a resignation under this Section 13.F., this Agreement shall terminate and Employee shall receive, in accordance with the Employer's payment policies that would apply in the absence of a termination of this Agreement, Employee's compensation hereunder, whether Base Salary, Bonus or otherwise, the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination. Employee shall not be entitled to any other compensation (except as may otherwise be provided under the specific terms of any benefit plans maintained or awards granted by Employer).
G.Upon termination of this Agreement as a result of an event of termination described in this Section 13 and except for Employer's payment of the required payments under this Section 13 (including, when applicable, any Base Salary or Bonus the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate. Employee further agrees that as a condition precedent to Employee's receipt of payments under this Section 13 (other than, when applicable, any Base Salary or Bonus the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination and any nonforfeitable amounts payable under any employee plan), by a reasonable deadline set by Employer (to ensure that each cash payment can be made by the earliest date by which it can otherwise be made under this Section 13 following the expiration of the time for revocation of a release as permitted by law), Employee will execute and not revoke a release of claims against Employer, which release shall contain customary and appropriate terms and conditions as determined in good faith by Employer. If Employee does not comply with the terms of the immediately preceding sentence, Employee shall not be entitled to any cash payment under this Section 13 (other than, when applicable, any Base Salary or Bonus the payment of which has been earned by Employee by the date of the termination of this Agreement but is still unpaid as of the date of such termination and any nonforfeitable amounts payable under any employee plan) and all non-cash benefits and rights provided under this Section 13 shall thereupon terminate.
H.The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11 and 12 herein, the terms of which shall survive the termination of this Agreement.
I.To the extent provided below, the following provisions apply under this Section 13 and the other provisions of the Agreement.
(i)Notwithstanding any other provision of this Agreement, for purposes of Sections 13.D. and 13.E. herein, “Current Term” means the two year period beginning at the time of the termination of this Agreement.
(ii)For purposes of Sections 13.D. and 13.E. herein, “Change in Control” means a Change in Control as defined under the Cincinnati Bell Inc. Executive Deferred Compensation Plan (as such plan is amended and restated effective as of January 1, 2005 and as it may thereafter have been or will be amended).
(iii)For purposes of Sections 13.D. and 13.E. herein, “Constructive Termination” shall be deemed to have occurred if, without Employee's consent, there is a material reduction by Employer in Employee's authority, reporting relationship or responsibilities, there is a reduction by Employer in Employee's Base Salary or Bonus target or Employee is required by Employer to relocate from the Greater Cincinnati, Ohio Area by 50 or more miles.
(iv)When an amount (referred to in this paragraph (iv) as the “principal sum”) that is payable under Section 13.D.(ii), 13.D.(v), 13.E.(i)(b), or 13.E.(i)(e) herein within five days after the date which is six months after Employee's termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee's termination of employment with Employer to the date which is six months after Employee's termination of employment had such principal sum earned interest for such period at an annual rate of interest of 3.5%.
(v)To the extent that the benefits afforded Employee under Section 13.D.(vi) or 13.E.(i)(f) herein involve the providing to Employee of medical, dental and vision coverage after the termination of this Agreement and beyond the rights that Employee would have to such coverage in the absence of Section 13.D.(vi) and 13.E.(i)(f) herein (referred to in this Section 13.I. as “post-termination healthcare coverage”), the following conditions shall apply:
(a)the value of such post-termination healthcare coverage for each tax year of Employee during which the coverage is in effect as determined by Employer under actuarial or other reasonable methods (the “health coverage value”) shall constitute wages of Employee with respect to such tax year for all federal, state and local tax law purposes. Employer shall report such health care value as taxable wages to Employee in any reports required to be made to Employee and government agencies under applicable law;
(b)the amount of post-termination healthcare coverage provided or paid during any tax year of Employee under Section 13.D.(vi) or 13.E.(i)(f) herein shall not affect the amount of post-termination healthcare coverage that is provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Code Section 213(d), that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual or similar limit on any covered person's expenses that can be paid or reimbursed under Employer's health care plans under which the terms of such coverage is determined);
(c)the payment or reimbursement of an expense applicable to post-termination healthcare coverage that is eligible for payment or reimbursement shall not be made prior to the date immediately following the date which is six months after Employee's termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and
(d)Employee's right to post-termination healthcare coverage shall not be subject to liquidation or exchange for any other benefit.
(vi)For purposes of this Agreement, any reference to the termination of this Agreement or to the termination of Employee's employment with Employer shall mean and require that, as of the date of such termination, Employee's services for Employer and its Affiliates shall have completely ceased or that Employee shall have otherwise separated from service with Employer and its Affiliates within the meaning of Treasury Regulation Section 1.409-1(h).
(vii)This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. This Agreement shall be administered, interpreted and construed in a manner consistent with Code Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of Employer's Board of Directors or Compensation Committee thereof and without requiring Employee's consent, in such manner as Employer's Board of Directors or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Code Section 409A. The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.

14.Assignment. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee. Employee acknowledges that Employer may elect to assign this Agreement to an Affiliate.
15.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee's place of residence as then recorded on the books of Employer or to Employer at its principal office.
16.Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.
17.Governing Law. This agreement shall be governed by the laws of the State of Ohio and, to the extent applicable, federal law, and the parties agree to submit to the jurisdiction of the state and federal courts sitting in Hamilton County, Ohio, for all disputes hereunder; provided, that, arbitration of claims under Section 10.B. herein shall take place in Cincinnati, Ohio.
18.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee's employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.
19.Severability. In case anyone or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.
20.Successors and Assigns. Subject to the requirements of Section 14 herein, this Agreement shall be binding upon Employee, Employer and Employer's successors and assigns.
21.Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee's spouse, Employee's legal counsel and Employee's other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the Chairman of the Board of Employer, provided that Employee shall advise any prospective new employer of the existence of Employee's non-competition, confidentiality and similar obligations under this Agreement, and Employer has the right to disclose these same obligations to third parties if it deems such disclosure necessary to protect its interests. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 21 shall no longer apply to such terms.
22.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one in the same instrument. Signatures delivered by facsimile or electronic means (including by “.pdf”) shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CINCINNATI BELL INC.                    EMPLOYEE

By: /s/ Phillip R. Cox                         /s/ Theodore H. Torbeck
Phillip R. Cox                                Theodore H. Torbeck

Title: Chairman of the Board                    Title: Chief Executive Officer

Date: February 6, 2013                     Date: February 6, 2013